Exhibit 99.1

NEWS RELEASE—FOR IMMEDIATE RELEASE

CONTACT: Marty McKenna                                    (312) 928-1901

October 26, 2015

Equity Residential Announces Agreement to Sell 23,000 Apartment

Units to Starwood Capital Group for $5.365 Billion

Will Exit South Florida and Denver Markets

Chicago, IL – October 26, 2015—Equity Residential (NYSE: EQR) today announced that the company has entered into an agreement to sell 72 properties consisting of 23,262 apartment units to Starwood Capital Group, through a controlled affiliate, for $5.365 billion, or approximately $230,634 per unit on average, and a capitalization rate of 5.5%. The sale is expected to close in the first quarter of 2016.

“This is an extremely opportune time for Equity Residential to monetize our investments in this portfolio of assets,” said David J. Neithercut, Equity Residential’s President and CEO. “In doing so, not only have we demonstrated the enormous value created for our shareholders through the realization of an unlevered internal rate of return of 11.1%, but we have also narrowed our focus which will now be entirely directed towards our core, high-density urban markets that will fulfill our strategic vision and drive EQR performance for many years to come.”

The Portfolio

Equity Residential is selling assets in the following markets:

Market	Properties	Units
South Florida	33	10,742
Denver	18	6,635
Washington DC	10	3,020
Seattle	8	1,721
Inland Empire, CA	3	1,144

	72	23,262

Sale of Additional Assets

In 2016, Equity Residential intends to sell an additional 26 assets located in various submarkets, consisting of 4,728 apartment units, 3,364 of which are all of the company’s assets in Connecticut and in non-core submarkets in Massachusetts. The company expects to sell these assets in individual and small portfolio sales for an aggregate value of approximately $700 million and a weighted average cap rate of 6.0% to 6.25%. The sale to Starwood, combined with these asset sales, will result in the company’s exit from the South Florida and Denver markets as well as these New England submarkets.

The company may also sell certain other assets in core markets in 2016 with the intention of reinvesting the proceeds from those sales in other assets.

Use of Proceeds

Equity Residential intends to use the majority of the proceeds from these sales to pay a special dividend to its shareholders of between $9.00 and $11.00 per share and anticipates that dividend being paid during the second quarter of 2016. The company also expects to use proceeds from this sale to reduce aggregate indebtedness in order to make the transaction leverage neutral. The company does not expect this transaction to impact the company’s fourth quarter 2015 dividend, payable in January 2016. All dividends are subject to the approval of the company’s Board of Trustees.

Conference Call and Investor Presentation

Equity Residential will host a conference call at 10 am CT today, October 26, 2015 to discuss this transaction as well as the company’s third quarter 2015 earnings results. An investor presentation with details regarding the transaction, the company’s third quarter 2015 earnings release and a link to the conference call web cast are available in the Investor section of the company’s website, www.equityapartments.com.

Advisors

Neal, Gerber & Eisenberg LLP served as Equity Residential’s legal advisor on this transaction.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements and information within the meaning of the federal securities laws. These statements are based on Equity Residential’s current expectations, beliefs, intentions, estimates, projections and assumptions made by management including, without limitation, Equity Residential’s beliefs and intentions regarding the consummation of the asset sales described herein and the use of proceeds therefrom. While Equity Residential’s management believes the assumptions underlying its forward-looking statements are reasonable, such information and statements are inherently subject to certain uncertainties and may involve certain risks, including, without limitation, the risks and uncertainties described under the heading “Risk Factors” in our Annual Report on Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission (SEC) and available on our website, www.equityapartments.com. Many of these risks and uncertainties are difficult to predict and beyond management’s control. Forward-looking statements are not guarantees of future performance, results or events. Equity Residential assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Equity Residential is an S&P 500 company focused on the acquisition, development and management of high quality apartment properties in top U.S. growth markets. Equity Residential owns or has investments in 392 properties consisting of 109,347 apartment units. For more information on Equity Residential, please visit our website at www.equityapartments.com.